EXHIBIT 99.1
Lennox International reports record second quarter net income;
raises full-year guidance
     (DALLAS, TX – July 27, 2005) — Lennox International Inc. (NYSE:LII) today announced record second quarter 2005 net income of $45 million, or $0.64 earnings per share (EPS). Total company sales increased 8 percent, or 6 percent when adjusted for currency exchange, to $868 million.
     The company’s Heating & Cooling businesses achieved 10% sales growth, significantly outperforming the market, reflecting both price improvement and share growth. In addition, segment profit increased 61% at Service Experts, as the segment benefited from a lower cost structure and improved execution of the business model.
     In the second quarter, the company generated $30 million in cash from operations, $14 million was invested in capital expenditures, and the company’s asset securitization program was decreased by $5 million. As a result, the company generated strong free cash flow of $21 million. At June 30, 2005, LII’s total debt of $275 million was $42 million below the same time the prior year.
     Net income in the second quarter includes non-operating items primarily related to a gain on the sale of the remaining interest in LII’s heat transfer joint venture, charges to close a hearth products facility and relocate production to Mexico, and an unfavorable tax effect from a change in state tax law. Excluding these items, income from continuing operations in the second quarter was $41 million — also a record for the quarter — or $0.58 per share, compared with $36 million or $0.54 per share in 2004. Adjusted EPS is reconciled from GAAP in the table below.
RECONCILIATION OF NET INCOME TO
ADJUSTED INCOME FROM CONTINUING OPERATIONS
(In millions, except per share data)

	For the Three Months Ended June 30,
	2005	EPS	2004	EPS
Net income, as reported	$44.8	$0.64	$33.7	$0.50
Loss from discontinued operations	0.2	—	2.5	0.04

Income from continuing operations	45.0	0.64	36.2	0.54
Gains, losses and other expenses, net of income tax	(7.0)	(0.10)	—	—
Restructuring charge, net of income tax	1.4	0.02	—	—
Income tax effect from change in state tax law	1.6	0.02	—	—

Adjusted income from continuing operations	$41.0	$0.58	$36.2	$0.54

     “We are very pleased with Lennox International’s record profitability in the second quarter,” said Bob Schjerven, chief executive officer. “Our equipment sales are growing and our price increases are sticking. Improvement at Service Experts is meeting our expectations and segment profit is on track to be in the low single digits for the full year. Based on our performance in the first half of the year, the programs we have in place for profitable growth, and our projected ability to cover commodity cost inflation through pricing actions, LII is raising full-year earnings per share guidance from a range of $1.50 to $1.60 to a range of $1.60 to $1.70.” This range represents a 15% to 22% improvement over the $1.39 EPS from continuing operations before goodwill impairment reported in 2004. The company also stated it now expects 2005 revenue growth to be in the high single digits, compared to previous expectations in the low single digits.

Business segment highlights
     In the second quarter, price improvement offset approximately $19 million in higher raw material and related component expenses; however, the price increases did not sufficiently cover both other cost increases and the margin on the incremental revenue, which negatively impacted segment profit margin percentages.
     Heating & Cooling: LII’s Residential Heating & Cooling revenue rose 9% to $435 million, resulting from price increases, market share improvement, and favorable weather in June. Adjusting for fluctuations in exchange rates, sales were up 8%. Segment profit increased 4% to $57 million. Improved profitability was driven by the Lennox brand, which is sold directly to installing contractors and therefore responds quicker to changes in end market demand. Operating margins contracted 60 basis points to 13.2%.
     Commercial Heating & Cooling revenue rose 13% to $171 million, or up 12% when adjusted for currency fluctuations, due to price increases and strong domestic National Account sales. Segment operating profit declined 8% to $15 million. Factory efficiency was less favorable as production was ramped up to meet domestic demand, and expenses were incurred as part of personnel changes in Europe, reducing profitability in the quarter. Operating margins decreased from 11.1% to 8.9%.
     Service Experts: Segment profit increased significantly by over $3 million to $9 million, with operating margins expanding 210 basis points to 5.5% of sales. Second quarter sales were flat at $168 million, or down 1% when adjusted for currency fluctuations. The segment benefited from cost reduction programs, more efficient advertising and promotion spending, and lower bad debt expense, as well as favorable weather in June.
     Refrigeration: Revenue rose 8%, or 4% in constant currencies, to $117 million. Segment profit increased 4% to $10 million, with improved domestic performance offsetting weakness in the Asia Pacific region. Operating margins declined 40 basis points to 8.6%
     A conference call to discuss the company’s second quarter 2005 results will be held on Wednesday, July 27 at 9:30 a.m. Central time. All interested parties are invited to listen as Bob Schjerven, CEO and Sue Carter, CFO comment on the company’s operating results. To listen, please call the conference call line at 612-332-0226 ten minutes prior to the scheduled start time and use reservation number 789068. The number of connections for this call is limited. The conference call will also be webcast live on the company’s web site at http://www.lennoxinternational.com. If you are unable to participate in this conference call, a replay will be available from 3:00 p.m. July 27 through August 3, 2005 by dialing 800-475-6701, access code 789068. This call will also be archived on the company’s web site.
     Operating in over 100 countries, Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at: http://www.lennoxinternational.com or by contacting Bill Moltner, Vice President, Investor Relations, at 972-497-6670.
     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from such statements. A list of these risks and uncertainties — which includes the impact of higher raw material prices, the company’s ability to implement price increases for products and services, the impact of unfavorable weather on demand for the company’s products and services, and the potential impact on operations related to new NAECA efficiency standards — is included in the company’s publicly available filings with the Securities and Exchange Commission. LII disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

LENNOX INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Six Months Ended June 30, 2005 and 2004
(Unaudited, in millions, except per share data)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
NET SALES	$867.8	$805.4	$1,568.1	$1,469.4
COST OF GOODS SOLD	573.8	530.1	1,052.3	968.5

Gross Profit	294.0	275.3	515.8	500.9
OPERATING EXPENSES:
Selling, general and administrative expense	224.9	209.1	429.2	415.4
(Gains), losses and other expenses, net	(8.7)	—	(8.7)	—
Restructuring charge	2.2	—	2.2	—
Goodwill impairment	—	—	—	208.3

Operational income (loss) from continuing operations	75.6	66.2	93.1	(122.8)
INTEREST EXPENSE, net	4.6	8.9	10.1	16.4
OTHER INCOME	(0.6)	(0.7)	(0.5)	(0.4)

Income (loss) from continuing operations before income taxes	71.6	58.0	83.5	(138.8)
PROVISION FOR INCOME TAXES	26.6	21.8	31.0	2.7

Income (loss) from continuing operations	45.0	36.2	52.5	(141.5)

DISCONTINUED OPERATIONS:
Loss from operations of discontinued operations	0.2	3.0	1.8	23.1
Income tax benefit	—	(0.9)	(0.4)	(4.6)
Loss on disposal of discontinued operations	—	0.6	0.1	0.6
Income tax benefit	—	(0.2)	(0.2)	(0.2)

Loss from discontinued operations	0.2	2.5	1.3	18.9

Net income (loss)	$44.8	$33.7	$51.2	$(160.4)

INCOME (LOSS) PER SHARE FROM CONTINUING OPERATIONS:
Basic	$0.73	$0.60	$0.85	$(2.37)
Diluted	$0.64	$0.54	$0.77	$(2.37)

LOSS PER SHARE FROM DISCONTINUED OPERATIONS:
Basic	$(0.01)	$(0.04)	$(0.02)	$(0.31)
Diluted	$—	$(0.04)	$(0.02)	$(0.31)

NET INCOME (LOSS) PER SHARE:
Basic	$0.72	$0.56	$0.83	$(2.68)
Diluted	$0.64	$0.50	$0.75	$(2.68)

LENNOX INTERNATIONAL INC. AND SUBSIDIARIES
SEGMENT REVENUES AND OPERATING PROFIT
For the Three Months and Six Months Ended June 30, 2005 and 2004
(Unaudited, in millions)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net Sales
Residential	$434.7	$400.6	$777.4	$724.9
Commercial	171.2	150.9	297.4	259.8

Heating and Cooling	605.9	551.5	1,074.8	984.7
Service Experts	167.8	167.6	303.7	306.5
Refrigeration	116.9	108.0	228.8	217.2
Eliminations	(22.8)	(21.7)	(39.2)	(39.0)

	$867.8	$805.4	$1,568.1	$1,469.4

Segment Profit (Loss) (A)
Residential	$57.3	$55.1	$86.9	$87.7
Commercial	15.3	16.7	20.0	18.1

Heating and Cooling	72.6	71.8	106.9	105.8
Service Experts	9.2	5.7	2.9	(2.0)
Refrigeration	10.1	9.7	19.0	20.3
Corporate and other	(22.9)	(21.4)	(42.2)	(37.8)
Eliminations	0.1	0.4	—	(0.8)

Segment Profit	69.1	66.2	86.6	85.5
Reconciliation to income (loss) from continuing operations before income taxes:
(Gains), losses and other expenses, net	(8.7)	—	(8.7)	—
Restructuring charge	2.2	—	2.2	—
Goodwill impairment	—	—	—	208.3
Interest expense, net	4.6	8.9	10.1	16.4
Other income	(0.6)	(0.7)	(0.5)	(0.4)

	$71.6	$58.0	$83.5	$(138.8)

(A)	Segment profit (loss) is based upon income (loss) from continuing operations included in the accompanying consolidated statements of operations excluding Goodwill Impairment.

LENNOX INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of June 30, 2005 and December 31, 2004
(In millions, except share and per share data)

	June 30,	December 31,
	2005	2004
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$93.6	$60.9
Accounts and notes receivable, net	541.9	472.5
Inventories	257.5	247.2
Deferred income taxes	16.0	13.1
Other assets	41.7	45.9
Assets held for sale	0.1	5.1

Total current assets	950.8	844.7
PROPERTY, PLANT AND EQUIPMENT, net	238.1	234.0
GOODWILL, net	219.1	225.4
DEFERRED INCOME TAXES	80.4	82.8
OTHER ASSETS	111.8	131.7

TOTAL ASSETS	$1,600.2	$1,518.6

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Short-term debt	$1.0	$6.0
Current maturities of long-term debt	11.3	36.4
Accounts payable	294.7	237.0
Accrued expenses	282.7	286.3
Income taxes payable	38.9	14.6
Liabilities held for sale	0.9	3.7

Total current liabilities	629.5	584.0
LONG-TERM DEBT	263.0	268.1
POSTRETIREMENT BENEFITS, OTHER THAN PENSIONS	15.1	14.2
PENSIONS	105.6	105.5
OTHER LIABILITIES	85.7	73.9

Total liabilities	1,098.9	1,045.7

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value, 200,000,000 shares authorized, 66,948,331 shares and 66,367,987 shares issued for 2005 and 2004 respectively	0.7	0.7
Additional paid-in capital	463.9	454.1
Retained earnings	105.6	66.8
Accumulated other comprehensive (loss) income	(23.5)	0.7
Deferred compensation	(13.0)	(18.2)
Treasury stock, at cost, 3,107,074 shares and 3,044,286 for 2005 and 2004 respectively	(32.4)	(31.2)

Total stockholders’ equity	501.3	472.9

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,600.2	$1,518.6

LENNOX INTERNATIONAL INC. AND SUBSIDIARIES
Reconciliation to U.S. GAAP (Generally Accepted Accounting Principles) Measures
(Unaudited, in millions, except ratio data)
Free Cash Flow

	For the	For the
	Three Months	Six Months
	Ended June 30,	Ended June 30,
	2005	2005
Net cash provided by operating activities	$30.0	$66.0
Purchases of property, plant and equipment	(13.9)	(27.5)
Change in asset securitization	5.0	—

Free cash flow	$21.1	$38.5

Operational Working Capital – Continuing Operations

	June 30,	June 30, 2005
	2005	Trailing 12 Mo. Avg.
Accounts and Notes Receivable, Net	$541.9
Allowance for Doubtful Accounts	19.5

Accounts and Notes Receivable, Gross	561.4	$503.4

Inventories	257.5
Excess of current Cost Over Last-in, First-out	57.4

Inventories as Adjusted	314.9	327.3

Accounts Payable	(294.7)	(260.3)

Operational Working Capital (a)	581.6	570.4

Net Sales, Trailing Twelve Months (b)	3,081.4	3,081.4

Operational Working Capital Ratio (a/b)	18.9%	18.5%

Note: Management uses free cash flow and operational working capital, which are not defined by US GAAP, to measure the Company’s operating performance. Free cash flow and operational working capital are also two of several measures used to determine incentive compensation for certain employees.